Exhibit 10.1

Purchase Agreement

Investor Leo Motors, Inc. (hereinafter referred to as "A") and investee Shi Chul Kang, 100% share owner of Leo Members, Inc. (hereinafter referred to as "B") hereby enter an investment agreement under the conditions stated below.

Article 1 (Purpose of the Contract)
As "A" decided to purchase the whole shares possessed by "B." This agreement is set to determine the details and other necessary related general affairs, and to clearly define the rights and obligations between "A" and "B".

Article 2 (Investment Actions)
"A" shall pay 300 million won (\300,000,000) to "B" until March 8, 2017 to purchase the 100% ownership (3,000,000 shares of Leo Members, Inc.) which "B" owns.

Article 3 (Obligation of Notification)
If an event that can cause a serious problem in business execution shall occur, "B" must immediately notify "A" of it without any hesitation.

Article 4 (Endorsement of Rights)
"A" cannot directly or indirectly endorse any rights or obligations stated on this agreement to a third party without "B"'s prior written consent. All endorsement of rights and obligations made without "B"'s prior written consent is not valid or effective.

Article 5 (Settlement of Conflict)
If any disputes shall occur for this agreement, solution should be seek through a discussion between both parties, yet if they cannot settle the dispute, it shall be resolved with a lawsuit under the jurisdiction of Seoul District Court.

IN WITNESS WHEREOF, Both PARTIES have executed this Agreement as of the date and year first above written in two copies, both original, one for each of the PARTIES.

March 8, 2017

Investor (A)
Company name: Leo Motors, Inc.
Address: 3887, Pacific Street, Las Vegas, Nevada, USA

/s/ Shi Chul Kang
Co-CEO: Shi Chul Kang

/s/ Jun Heng Park
CO-CEO: Jun Heng Park

Investee (B)
Company name: Leo Members, Inc.
Address: ES Tower 6F, Teheran-ro 52 Gil 17, Gangnam-Gu, Seoul, Korea 06212

/s/ Shi Chul Kang
Shi Chul Kang